Exhibit 3.5

MATRIX SERVICE COMPANY

CERTIFICATE OF INCREASE OF AUTHORIZED NUMBER OF SHARES

OF SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

GENERAL CORPORATION LAW OF THE

STATE OF DELAWARE

Matrix Service Company, a corporation organized and existing under the General Corporation Law of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST: That the Certificate of the Designations, Preferences and Rights of the Series B Junior Participating Preferred Stock was filed with the office of the Secretary of State of Delaware on November 12, 1999.

SECOND: That the Board of Directors of the Company by a Unanimous Written Consent of the Board of Directors dated May 1, 2005, duly adopted a resolution authorizing and directing an increase in the authorized number of shares of Series B Participating Preferred Stock of the Company, from 200,000 shares to 300,000 shares.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Michael J. Hall, its President, and attested by George L. Austin, its Secretary, this 11th day of July, 2005.

MATRIX SERVICE COMPANY

By:	/s/ Michael J. Hall
Name: Michael J. Hall
Title: President

ATTEST:

/s/ George L. Austin
Name: George L. Austin
Title: Secretary